December 12, 1997



Board of Directors
IDS Life Insurance Company of New York
20 Madison Avenue Ext.
Albany, NY  12203

Dear Members of the Board:

As Counsel and Assistant Secretary of IDS Life Insurance Company of New York ("Company"), I am familiar with the establishment of the IDS Life of New York Account 8 ("Account") which is a separate account of the Company established by the Company's Board of Directors pursuant to Section 4240 of the New York Insurance Law. I am also familiar with the Initial Registration Statement Form S-6 filed by the Company on behalf of the Account with the Securities and Exchange Commission with respect to an indefinite amount of securities entitled Flexible Premium Survivorship Variable Life Insurance Policy ("policy").

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to opine as follows:

 1. IDS Life of New York Account 8 is a separate account of the Company, duly established and validly existing pursuant to New York law, and is registered as a unit investment trust under the Investment Company Act of 1940.

 2. The policy, when issued, offered and sold in accordance with the prospectus contained in the aforesaid Registration Statement and, upon compliance with local law, will be a legal and binding obligation of the Company in accordance with its terms.

 3. There is no limitation as to the number of units of the Account that may be issued.

 4. Assets allocated to and held in the Account pursuant to New York statutes in accordance with the Policy are not chargeable with liabilities arising out of any other business the Company may conduct.

There is no material pending or threatened litigation, claims or assessments (including any unasserted claims or assessments) against the Account.

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Please be advised you are correct in your  understanding  that I will advise and
consult  with  you  concerning   questions  of  disclosure  and  the  applicable
requirements of Statements of Financial Accounting Standards No. 5 if, and when, in the course of performing legal services for the Account with respect to a matter recognized by me to involve an unasserted disclosure, I have formed a professional conclusion that you must disclose or consider disclosure of any such possible claim or assessment in your financial statements. You may furnish a copy of this letter to your independent accountants.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,



William A. Stoltzmann
Counsel and Assistant Secretary
IDS Life Company of New York